Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-224813) of Aircastle Limited and in the related Prospectus and the Registration Statement (Form S-8 No. 333-196234) pertaining to the Amended and Restated 2014 Omnibus Incentive Plan of Aircastle Limited of our reports dated February 13, 2020, with respect to the consolidated financial statements of Aircastle Limited and Subsidiaries and the effectiveness of internal control over financial reporting of Aircastle Limited and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP
Stamford, CT
February 13, 2020